SECRETARY OF STATE

                         [SEAL OF THE STATE OF NEVADA]



                               CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SVE Merger, Inc. did on December 23, 1999 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

                                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 27, 1999.

                                  /s/ Dean Heller

[GREAT SEAL OF THE STATE
OF NEVADA HERE]                        Secretary of State

                                   By  /s/ signature

                                       Certification Clerk

                                                           FILED # C33130-9
                                                             DEC 23 1999
                                                          IN THE OFFICE OF
                                                          /S/ DEAN HELLER
                                                  DEAN HELLER SECRETARY OF STATE


                           ARTICLES OF INCORPORATION
                                SVE MERGER, INC.


            The person hereinafter named as incorporator, for the purpose of establishing a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafier sometimes referred to as the General Corporation Law of the State of Nevada, does hereby adopt and make the following Articles of lncorporation:

            FIRST: The name of the corporation (the "Corporation") is SVE Merger, Inc.

            SECOND: The name of the Corporation's resident agent in the State of Nevada is Paracorp, Inc., and the street address of the said resident agent where process may be served on the Corporation is 318 Carson Street, Suite 208, Carson City 89701. The mailing address and the street address of the said resident agent are identical.

            THIRD: The number of shares the corporation is authorized to issue is 100,000,000, all of which are of a par value of $.OOl each. All of said shares are of one class and are designated as Common Stock.

            FOURTH: The number of members constituting the first Board of Directors of the Corporation is one; and the name and the post office box or street address, either residence or business, of said member is as follows:

            NAME                                 ADDRESS
            ----                                 -------
            Lawrewx Kallet                       11166 Burbank Blvd.
                                                 North Hollywood, CA 91601

            The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the corporation provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

            FIFTH: The name and the post office box or street address, either residence or business, or the incorporator signing these Articles of Incorporation are as follows:

            NAME                                 ADDRESS
            ----                                 -------
            Angela Ip                            Jeffers, Shaff & Falk, LLP
                                                 18881 Von Karman, Suite 1400
                                                 Irvine, CA 92612

            SIXTH:  The Corporation shall have perpetual existence.

            SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

            EIGHTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exc1usive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

            NINTH: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it is to engage in any lawful activity for which a Corporation may be organized under the General Corporation Law of Nevada.


             TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of lncorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, the undersigned person does hereby execute these Articles of Incorporation on December 23, 1999.


                                                  /s/ Angela Ip
                                                  -----------------------------
                                                  Angela Ip, Incorporator